EXHIBIT 6.4

FIRST AMENDMENT TO AMENDED AND RESTATED LOAN DOCUMENTS

THIS FIRST AMENDMENT TO AMENDED AND RESTATED LOAN DOCUMENTS (this “Agreement”) is entered into as of February 25, 2026 (the “Effective Date”), by and between IRON BRIDGE MORTGAGE FUND, LLC, an Oregon limited liability company (“Borrower”), on the one hand, and COLUMBIA BANK, an Oregon state-chartered bank (as successor-in- interest to Umpqua Bank) (“Lender”), on the other hand.

RECITALS

1.

Lender heretofore extended to Borrower a revolving line of credit in the original maximum principal amount of Eighty Million and No/100 Dollars ($80,000,000.00) (the “Loan” or “Revolving Line of Credit”), which Revolving Line of Credit is evidenced by, without limitation, that certain Amended and Restated Promissory Note dated as of July 31, 2025, executed by Borrower in favor of Lender (together with any and all amendments thereto or modifications thereof, the “Note”), which Note amended and restated in its entirety that certain Promissory Note dated as of May 7, 2021, executed by Borrower in favor of Lender.

2.

In connection with the Loan, Borrower also executed and delivered to and in favor of Lender that certain Amended and Restated Business Loan and Security Agreement (Revolving Line of Credit) dated July 31, 2025 (together with any sand all amendments thereto or modifications thereof, the “Loan Agreement”), pursuant to which, among other things, Borrower granted to Lender a security interest in the Collateral (as defined in the Loan Agreement) to secure Borrower’s obligations to Lender in connection with the Loan, and which Loan Agreement amended and restated in its entirety that certain Business Loan and Security Agreement (Revolving Line of Credit) dated May 7, 2021, executed by and between Borrower and Lender.

3.

In connection with the Loan, Borrower also executed and delivered to and in favor of Lender that certain Amended and Restated Pledge and Security Agreement (IB Sub Loan) dated July 31, 2025 (together with any and all amendments thereto or modifications thereof, the “Pledge Agreement”), pursuant to which, among other things, Borrower granted to Lender a security interest in the Pledged Property (as defined in the Pledge Agreement) to secure Borrower’s obligations in connection with the Loan, and which Pledge Agreement amended and restated in its entirety that certain Pledge and Security Agreement (IB Sub Loan) dated March 3, 2025, executed by Borrower in favor of Lender.

4.

Lender perfected its interest in and to the Collateral by causing to be filed a UCC-1 financing statement with the Oregon Secretary of State on July 26, 2021 as Filing No. 92877891 (the “UCC Financing Statement”). Lender’s security interest in the Collateral is first in priority and duly perfected under applicable Law.

5.

The Loan Agreement, Note, Pledge Agreement, UCC Financing Statement, and all other assignments, agreements, instruments and other documents executed by Borrower in connection with the Revolving Line of Credit shall at times hereinafter be referred to collectively as the “Loan Documents.”

6.

Borrower has requested that Lender amend the Loan Documents to, among other things, modify certain eligibility and appraisal requirements of the Collateral Loans. Lender is willing to agree to the foregoing on the terms and conditions set forth herein.

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AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. Recitals; Defined Terms.

The recitals are incorporated herein by this reference as are all exhibits. Borrower agrees and acknowledges that the factual information recited above is true and correct. Except as may be otherwise expressly defined in this Agreement, all terms used in this Agreement beginning with a capital letter shall have the meanings ascribed to them in the Loan Agreement.

2. Borrower Acknowledgments as to Obligations and Other Matters.

a. Borrower acknowledges, confirms and agrees that as of February 25, 2026, the total outstanding principal balance of the Note is $59,104,437.09, plus accrued and unpaid interest thereon.

b. Borrower specifically acknowledges, confirms and agrees that they do not have any valid offset or defense to the obligations, indebtedness and liability under the Loan Documents.

3. Reaffirmation of Obligations.

This Agreement is, in part, a reaffirmation of the obligations, indebtedness and liability of Borrower to Lender as evidenced by the Loan Agreement and the other Loan Documents. Therefore, Borrower represents, warrants, acknowledges and agrees that, except as specified herein, all of the terms and conditions of the Loan Documents are and shall remain in full force and effect, without waiver or modification of any kind whatsoever, and are ratified and confirmed in all respects.

4. Amendments to Loan Agreement.

a. The definition of “Appraisal” set forth in Section 1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“’Appraisal’ means (i) a Borrower-prepared evaluation of the “as-is” value of the Underlying Collateral, which evaluation must be reasonably satisfactory to Lender in its sole and absolute opinion and judgment, prepared at Borrower’s expense and the scope of which must satisfy the Interagency Appraisal and Evaluations Guidelines as reasonably determined by Lender, (ii) subject to Section 4.1.1(b), a third-party valuation of the Underlying Collateral reasonably acceptable to Lender, or (iii) an appraisal of the Underlying Collateral reasonably acceptable to Lender, performed and prepared for Lender at Borrower’s sole expense by a duly licensed or certified appraiser approved by Lender and possessing all qualifications required by Lender and applicable Laws, setting forth the appraiser’s opinion and determination of the fair market value of the Underlying Collateral; said Appraisal shall be prepared in full narrative form meeting all requirements and approaches to value as shall be necessary or appropriate in order to comply with all customary and generally accepted appraisal standards within the appraisal industry and in accordance with Lender’s requirements, and to Lender’s satisfaction in its sole opinion and judgment and all applicable Laws governing Lender’s operations (including, but not limited to, the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) and Uniform Standards of Professional Appraisal Practice (USPAP)).”

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b. Section 4.6.4 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“4.6.4 Appraisals. The initial Appraisal of any underlying real property collateral securing any Collateral Loan shall be provided by Borrower to Lender, at Borrower’s expense, subject, in all respects, to Section 4.1.1(b). In addition to the initial Appraisal, if requested by Lender to determine compliance with FIRREA, Borrower shall deliver to Lender the applicable engagement letter with the appraiser for each such Appraisal.”

c. Schedule 2 attached to the Loan Agreement is hereby deleted in its entirety and replaced with the “Schedule 2 Ineligible Receivables and Advance Rate Restrictions” attached hereto as Exhibit “A” and incorporated herein by this reference.

5. Agreement as a Loan Document.

From and after the Effective Date of this Agreement, this Agreement and any other documents and instruments executed in connection herewith shall each constitute one of the “Loan Documents.”

6. Effective Date of Agreement.

This Agreement and the amendments provided for herein shall be effective as of the Effective Date, subject to the timely and complete satisfaction of each and all of the conditions precedent set forth in Section 8 of this Agreement.

7. Borrower’s Representations and Warranties.

Borrower hereby represents and warrants to Lender and covenant and agree with Lender as follows:

a. Borrower has full legal right, power and authority to enter into and perform this Agreement. The execution and delivery of this Agreement by Borrower and the consummation by Borrower of the transactions contemplated hereby have been duly authorized by all necessary action by or on behalf of Borrower. This Agreement is a valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights and (ii) by general principles of equity.

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b. Neither the execution and delivery of this Agreement by Borrower, nor the consummation by Borrower of the transactions contemplated hereby, conflicts with or constitutes a violation or a default under any material Law applicable to Borrower, or any contract, commitment, agreement, arrangement or restriction of any kind to which Borrower is a party, by which Borrower is bound or to which any of Borrower’s property or assets is subject.

c. There are no actions, suits, or proceedings pending, or threatened in writing, against or affecting the Borrower, or involving the validity or enforceability of any of the Loan Documents, except actions, suits, and proceedings that are fully covered by insurance or which, if adversely determined, would not substantially impair the ability of Borrower to perform its obligations under the Loan Documents, and Borrower is not in default with respect to any material order, writ, injunction, decree or demand of any court or any Governmental Agency.

d. Borrower hereby reaffirms and confirms that the representations and warranties of Borrower contained in the Loan Documents are true, correct and complete in all material respects as of the date of this Agreement (without duplication of any materiality qualifiers).

e. Borrower is in full and complete compliance with the terms, covenants, provisions and conditions of the Loan Agreement, the Note and the other Loan Documents to which they are a party.

All covenants, representations and warranties of Borrower herein are incorporated by reference and hereby made a part of the Loan Agreement.

8. Conditions Precedent to Effectiveness of Agreement.

The effectiveness of this Agreement shall be expressly conditioned upon the following having occurred or Lender having received all of the following on or before March 13, 2026, in form and content satisfactory to Lender and its counsel, in its or their reasonable discretion, and suitable for filing or recording, as the case may be, as required:

a. This Agreement, fully executed by Borrower;

b. Resolutions, certifications and/or other authorizations of Borrower, Borrower’s members and such other Persons as Lender shall request, evidencing, without limitation, approval and authorization of the transactions contemplated hereunder and the documents and instruments to be executed by Borrower in connection herewith; and

c. Payment of the fees and costs of Lender in connection with the preparation, negotiation, administration and execution of this Agreement including, but not limited to, attorneys’ fees, and other costs and fees of other professionals retained by Lender.

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9. General Release of Lender.

a. Except as to the obligations imposed upon Lender, as provided herein, Borrower on behalf of itself, its respective successors and assigns, and each of them, does hereby forever relieve, release, acquit and discharge Lender and its predecessors, successors and assigns, and their respective past and present attorneys, accountants, insurers, representatives, affiliates, partners, subsidiaries, officers, employees, directors, and shareholders, and each of them (collectively, the “Released Parties”), from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses (including, but not limited to, attorneys’ fees), damages, injuries, actions and causes of action, of whatever kind or nature, whether legal or equitable, known or unknown, suspected or unsuspected, contingent or fixed, which Borrower now owns or holds or has at any time heretofore owned or held or may at any time hereafter own or hold against the Released Parties, or any of them, by reason of any acts, facts, transactions or any circumstances whatsoever occurring or existing through the date of this Agreement, including, but not limited to, those based upon, arising out of, appertaining to, or in connection with the Recitals above, the Loan, the Loan Documents, the facts pertaining to this Agreement, any collateral heretofore granted to Lender or granted in connection herewith, or to any other obligations of Borrower to Lender.

10. Miscellaneous.

a. Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

b. This Agreement may be executed in one or more counterparts but all of the counterparts shall constitute one agreement; provided, however, this Agreement shall not be effective and enforceable unless and until it is executed by all parties hereto.

c. This Agreement and the other documents and instruments executed in connection therewith constitute the product of the negotiation of the parties hereto and the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship hereof.

d. This Agreement shall be binding upon and inure to the benefit of Lender, Borrower, and their respective successors and assigns, except that Borrower shall not assign its rights hereunder or any interest therein without the prior written consent of Lender.

e. This Agreement is not a novation, nor, except as expressly provided in this Agreement, is it to be construed as a release or modification of any of the terms, conditions, warranties, waivers or rights set forth in the Loan Documents. Nothing contained in this Agreement shall be deemed to constitute a waiver by Lender of any required performance by Borrower of any Event of Default or default heretofore or hereafter occurring under or in connection with the other Loan Documents. In the event there is a conflict in any term, condition or provision of this Agreement, on the one hand, and the Loan Agreement, or any of the other Loan Documents, on the other hand, the terms, conditions and provisions of this Agreement are to control.

[Signature Page Follows]

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IN WITNESS WHEREOF, Borrower and Lender have executed and delivered this Agreement as of the date set forth above.

BORROWER:

IRON BRIDGE MORTGAGE FUND, LLC

an Oregon limited liability company

By:	Iron Bridge Management Group, LLC, an Oregon limited liability company
Its:	Manager

By:	/s/ Gerard Stascausky
Name:	Gerard Stascausky
Its:	Managing Member

LENDER:

COLUMBIA BANK,

an Oregon state-chartered bank (as successor-in-interest to Umpqua Bank)

By:	/s/ Ken Vogt
Name:	Ken Vogt
Its:	Senior Vice President

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EXHIBIT “A”

Schedule 2

Ineligible Receivables and Advance Rate Restrictions

Without limitation, the following shall not be included in Eligible Receivables and/or the following restrictions shall apply to the Advance Rate:

(a) Any Collateral Loan which has incomplete loan documentation or for which any loan documentation is not fully executed;

(b) Any Collateral Loan to any Affiliate or principal of Borrower, or to any other entities where any Affiliates of Borrower or principals of Borrower are the beneficial owners;

(c) Any Collateral Loan for which any levy has been made on any Underlying Collateral therefor;

(d) Any Collateral Loan with an initial term of more than eighteen (18) months or any Collateral Loan that ages to a point where it is more than eighteen (18) months since its initial funding date; provided, however, such periods shall be extended to a maximum of twenty- four (24) months for any Collateral Loans (New Construction). For the avoidance of doubt, any Collateral Loan with an appraised “as complete” value included in the New Build Sublimit set forth below shall remain subject to the foregoing eighteen (18) dwell time;

(e) Any Collateral Loan secured by real property located in a state or jurisdiction where non-judicial foreclosure is not an available remedy, taken in the aggregate with any other Collateral Loans secured by real property in a state or jurisdiction where non-judicial foreclosure is not an available remedy, that exceeds 10% of total Collateral Loans, as determined by Lender in its sole and absolute discretion;

(f) Any Collateral Loan with required payments that are more than thirty (30) days past due or where judicial or non-judicial foreclosure proceedings have been commenced;

(g) Any Collateral Loan that is not held and acknowledged by Custodian, provided, however, Lender shall permit, in its sole and absolute discretion, up to fifteen (15) Collateral Loans that are not held and acknowledged by Custodian to be Eligible Receivables, so long as (1) Lender has received a copy of the Collateral Loan Documents relating to such Collateral Loan(s), (2) it has not been more than thirty (30) days since such Collateral Loan(s) was originated, and (3) such Collateral Loan(s) do not constitute an Ineligible Receivable in accordance with this Schedule 2;

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(h) Any Collateral Loan where the Custodian has not acknowledged receipt of either the original recorded Mortgage or escrow certified copy of the original recorded Mortgage within ninety (90) days of such Collateral Loan’s origination;

(i) Any Collateral Loan where the Custodian has not acknowledged receipt of the applicable title insurance policy within one hundred eighty (180) days of such Collateral Loan’s origination;

(j) Any Collateral Loan secured by anything other than a (1st) first priority lien upon and/or security interest in an existing (i) single family residence with an occupancy permit, (ii) 1-4 unit multi-family residential property with an occupancy permit, or (iii) a new single family residence, 1-4 unit multi-family building, or up to ten unit freestanding and/or townhome style single family residences under construction (subject to the New Build Sublimit);

(k) Any portion of a Collateral Loan (New Construction), or a Collateral Loan with an appraised “as complete” value, taken in the aggregate with any other Collateral Loans (New Construction) and Collateral Loans with an appraised “as complete” value already included in the Borrowing Base, that exceeds $8,000,000.00 (the “New Build Sublimit”);

(l) Any Collateral Loan made for a consumer purpose, as determined by Lender in its sole and absolute discretion, and/or with respect to which the Underlying Collateral, consists of an owner-occupied residence;

(m) Any portion of a Collateral Loan that is not a Collateral Loan (New Construction) that exceeds 90% of the lesser of (1) the purchase price of the Underlying Collateral being financed, (2) Borrower’s estimated pre-renovation value, which may be subject to a third party valuation review and acceptance by Lender, or (3) the appraised value pursuant to a FIRREA- compliant Appraisal, as determined by Lender;

(n) Any portion of a Collateral Loan (New Construction), or any portion of a Collateral Loan with an appraised “as complete” value, as determined by Lender,

(x)  where the Underlying Collateral consists of a one to four residence property that exceeds 70% of the lesser of (1) the combined appraised “as-complete” value of such Collateral Loan (New Construction), or (2) Borrower’s estimated as complete value; provided, however, any single Advance on a Collateral Loan (New Construction) shall be limited to $1,000,000.00; or

(y) where the Underlying Collateral consists of a greater than four but less than ten residence property that exceeds 70% of the lesser of (1) the appraised “bulk-value” value of such Collateral Loan (New Construction), or (2) Borrower’s estimated as complete value; provided, however, any single Advance on a Collateral Loan (New Construction) shall be limited to $1,000,000.00.

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(o) Any portion of the principal amount of a Collateral Loan that is not a Collateral Loan (New Construction) where the maximum principal amount is in excess of $800,000.00; provided, however, if the Underlying Collateral encumbered by such Collateral Loan has been valued with a FIRREA-compliant Appraisal, as determined by Lender, then any portion of the principal amount of such Collateral Loan where the maximum principal amount is in excess of $1,333,000.00;

(p) Any portion of a Collateral Loan (New Construction) where the maximum principal amount or appraised “as complete” value (or “bulk-value” for residential properties greater than four but less than ten residences) is in excess of $1,333,000.00;

(q) Any portion of a Collateral Loan that constitutes a potential offset, including, but not limited to, interest reserve funds, owed to a Collateral Loan Obligor for such Collateral Loan, as determined by Lender in its sole discretion;

(r) Unless otherwise approved by Lender in writing, any Collateral Loan, taken in the aggregate with any other Collateral Loans to the same Collateral Loan Obligor, that exceeds 5% of total Collateral Loans. For the avoidance of doubt, such 5% limit will be calculated by Lender by taking (i) the total Collateral Loans to a Collateral Loan Obligor that are Eligible Receivables, divided by (ii) the total Collateral Loans pledged to Lender under the Agreement;

(s) Any Collateral Loan where any portion of the Underlying Collateral consists of condominium property; or

(t) Any Collateral Loan that is required to be removed as part of the Borrowing Base pursuant to the terms of this Agreement.

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